Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHESAPEAKE UTILITIES CORPORATION
(as amended July 22, 2010)
Chesapeake Utilities Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1. The name of the Corporation is CHESAPEAKE UTILITIES CORPORATION. The date of filing the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 12, 1947.
2. This amended and restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation.
3. The text of the Certificate of Incorporation of the Corporation as amended or supplemented heretofore and herewith is hereby restated to read as herein set forth in full:
FIRST: The name of the Corporation is CHESAPEAKE UTILITIES CORPORATION.
SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:
To produce, transmit, distribute and sell natural and manufactured gas; to construct, maintain and operate works for the supply and distribution of electricity for electric lights, heat or power; to supply and distribute water; to transport and store oil; and to produce and distribute steam, heat and power; in each case to or for all persons and places, public and private, where it may be desired, and to carry on all activities and businesses that are usually or may be conveniently carried on by a company in such business or that are incidental to such business; and

To supply in any manner light, heat, steam, energy or power to the public; to explore, impound, develop, acquire and transport natural resources incident to the above-stated businesses; and to supply, maintain and service equipment and systems incident to the above-stated businesses; and
In general, to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, not be limited or restricted by reference to each other but shall be regarded as separate, independent businesses and purposes.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty Seven Million (27,000,000) shares of which Twenty Five Million (25,000,000) shares shall be Common Stock having a par value of forty-eight and two-thirds cents ($.48 2/3) per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one cent ($0.01) per share.

The express terms and provisions of the shares classified and designated as the Preferred Shares, par value $0.01, are as follows:
A) General — Preferred Stock
(1) Authority to Issue in Series. The Board of Directors is authorized, subject to limitations prescribed by the General Corporation Law of the State of Delaware, to provide for the issuance of the Preferred Shares in series, and by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in such series, and to fix the designations, powers, preferences and relative, participating or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof;
(2) Terms. The authority of the Board of Directors with respect to each series of Preferred Shares shall include, but not be limited to, determination of the following:
(a) The number of shares constituting that series and the distinctive designation of that series and the stated value thereof, if any, if different from the par value thereof;
(b) The dividends, if any, payable on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the preference, if any, or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of any class;

(c) Whether that series shall have voting rights or power, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(d) Whether or not that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or date after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of that series;

(h) The limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;
(i) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and
(j) Any other voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications, limitations or restrictions thereof, of the shares of such series; in each case, to the full extent now or hereafter permitted by the laws of the State of Delaware.

B) Series A Participating Cumulative Preferred Stock
The Board of Directors adopted and approved the creation of a series of Preferred Stock designated as “Series A Participating Cumulative Preferred Stock” which series of Preferred Stock was originally created upon the filing of a Certificate of the Voting Powers, Designation, Preferences and Relative Participating Common Optional and Other Special Rights and Qualifications, Limitations, or Restrictions of Series A Participating Cumulative Preferred Stock with the Secretary of State of the State of Delaware on August 25, 1999. The Series A Participating Cumulative Preferred Stock has voting powers, designations, preferences, and relative, participating optional or other special rights, or qualifications limitations or restrictions as follows:
(1) Designation, Par Value and Amount. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (hereinafter referred to as “Series A Preferred Stock”), par value of $0.01 per share. The number of shares initially constituting such series shall be 200,000; provided, however, that, if more than a total of 200,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of August 20, 1999, between the Corporation and Bank Boston, N.A., as Rights Agent (as amended from time to time, the “Rights Agreement”), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded in accordance with Section 103 thereof providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.

(2) Dividends and Distributions.
(a) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock and any other class of equity securities of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets legally available for the purpose, quarterly dividends payable in cash on the first business day of September, December, March and June in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $12.50 or (ii) the Formula Number times the aggregate per share amount of all cash dividends declared on the Common Stock, par value $0.48 2/3 per share, of the Corporation (the “Common Stock”), since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind in an amount equal to such dividend or distribution on each share of the Common Stock multiplied by the Formula Number. As used herein, the “Formula Number” shall be 50; provided, however, that, if at any time after August 20, 1999, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, (A) the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and (B) the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after August 20, 1999, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then, in each such event the Formula Number shall be appropriately adjusted, as necessary, to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.
(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) above immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock), and in which case the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon shall be the same date as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock, unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend, in which event such dividends shall begin to accrue and be cumulative from the first Quarterly Dividend Payment Date following the date of issue. Accrued by unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Except as otherwise provided in paragraph (b) of this subpart B.(2) to this Article Fourth, the Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 50 days or less than 10 days prior to the date fixed for the payment of such dividend or distribution.
(3) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
(a) Except as otherwise provided in paragraph (c) of this subpart B.(3) to this Article Fourth and subpart B.(11) to this Article Fourth or as is required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation.
(b) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to the vote of the holders of Series A Preferred Stock except that, when voting as a single class with the holders of the Common Stock, each share of Series A Preferred Stock shall entitle the holder to a number of votes equal to the Formula Number then in effect.

(c) (i) If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends (as defined in subparagraph (iv) below) on the Series A Preferred Stock shall exist, the holders of the Series A Preferred Stock shall have the right, voting as a class (in addition to voting together with the holders of Common Stock for the election of directors of the Corporation), to elect two directors (each a “Preferred Director”). Such right may be exercised (A) at any meeting of stockholders for the election of directors or (B) at a meeting of the holders of Series A Preferred Stock called for the purpose in accordance with the By-laws of the Corporation, and shall continue until all such cumulative dividends (referred to above) shall have been paid in full.
(ii) Each Preferred Director shall continue to serve as a Preferred Director for a term of one year, except that upon any termination of the right of all holders of shares of Series A Preferred Stock to vote as a class for Preferred Directors, the term of office of each Preferred Director shall terminate. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class (A) at a meeting of the stockholders, (B) at a meeting of the holders of Series A Preferred Stock called for the purpose in accordance with the By-laws of the Corporation, or (C) by a written consent signed by the holders of a majority of then outstanding shares of Series A Preferred Stock then entitled to vote for the election of directors.

(iii) So long as a default in any preference dividends on the Series A Preferred Stock shall exist (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation or (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock then entitled to vote for the election of directors at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever a default in preference dividends on the Series A Preferred Stock ceases to exist, then the number of directors constituting the Board of Directors of the Corporation shall be reduced by two.
(iv) A “default in preference dividends” on the Series A Preferred Stock shall be deemed to have occurred whenever the amount of cumulative and unpaid dividends on the Series A Preferred Stock shall be equivalent to six full quarterly dividends or more (whether or not consecutive), and having so occurred, such default shall be deemed to exist thereafter until, but only until, all cumulative dividends on all shares of the Series A Preferred Stock then outstanding shall have been paid through the last Quarterly Dividend Payment Date.

(d) Except as set forth in this subpart B.(3) to this Article Fourth and subpart B.(11) to this Article Fourth and as otherwise required by applicable law, holders of Series A Preferred Stock shall have not special voting rights and their consent shall not be required (except to the extent they are entitled to vote with the holders of Common Stock as set forth herein) to authorize the taking of any corporate action.
(4) Certain Restrictions.
(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock, as provided in subpart B.(2) to this Article Fourth, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not (i) declare or pay dividends, or make any other distributions on, or redeem, purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock; (ii) declare or pay dividends, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of shares of Series A Preferred Stock upon such terms as the Board of Directors determines.
(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this subpart B.(4) to this Article Fourth, purchase or otherwise acquire such shares at such time and on the same terms.
(5) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, and may be reissued as part of a new series of Preferred Stock in accordance with the Certificate of Incorporation and applicable law.

(6) Liquidation, Dissolution or Winding Up.
(a) Subject to the prior and superior rights of holders of any shares of any other series of Preferred Stock and any other class of equity securities of the Corporation ranking prior and superior to the shares of Series A Preferred Stock, upon a liquidation, dissolution or winding up (voluntary or otherwise) of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive an amount equal to $18.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Unless and until the holders of Series A Preferred Stock receive the Series A Liquidation Preference, no distribution shall be made to the holders of shares of Common Stock, any other series of Preferred Stock, or other class of equity securities of the Corporation ranking junior to the Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Stock Amount”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) Formula Number then in effect. Following the payment of the full amount of the Series A Liquidation Preference and the Common Stock Amount respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Formula Number to one with respect to such Preferred Stock and Common Stock, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other stock ranking on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.
(7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Formula Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of CommonStock in changed or exchanged.
(8) No Redemption; No Sinking Fund. The shares of Series A Preferred Stock shall not be redeemable by the Corporation or at the option of any holder of Series A Preferred Stock. The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(9) Ranking. The Series A Preferred Stock shall rank junior to all other series of the Preferred Stock of the Corporation as to the payment of dividends and a to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, unless the terms of any such other series of Preferred Stock shall provide otherwise.
(10) Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one-fiftieth (1/50th) of a share or any integral multiple thereof, which fractional shares of Series A Preferred Stock shall entitle the holder, in proportion to such holder’s fractional shares to receive dividends, exercise voting rights, participate in distributions and to have the benefit of any other rights of a holder of Series A Preferred Stock. As provided in the Rights Agreement, (a) in lieu of the issuance of a fraction of a share (other one-fiftieth (1/50th) of a share or an integral multiple thereof), the Corporation may elect to make a cash payment for the fraction of a share in excess of one-fiftieth (1/50th) of a share or any integral multiple thereof and (b) to issue depository receipts evidencing authorized fractions of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Preferred Stock represented by such depository receipts.

(11) Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class.
FIFTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and rescind the Bylaws of this Corporation subject to the right of the stockholders to alter, amend or rescind the same.
SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
SEVENTH: Meetings of stockholders may be held without the State of Delaware, if the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the Bylaws of the Corporation.
EIGHTH: The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by resolution of a majority of directors in office provided that there shall be not fewer than five or more than fifteen directors. The Board shall be divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the number of directors fixed by the Board by three and if a fraction is also contained in such quotient and if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. The foregoing notwithstanding each director shall serve until such director’s successor shall have been duly elected and qualified unless such director shall resign become disqualified, disabled or shall otherwise be removed.

At each annual election the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.
The Board of Directors at its first meeting after each annual meeting of stockholders shall choose such officers with such titles and duties as shall be stated in the Bylaws of the Corporation who shall hold office until their successors are chosen and qualify in their stead.
A majority of the number of directors fixed by the Board shall constitute a quorum for the transaction of business and if at any meeting of the Board of Directors there shall be less than a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number be required by law or by the Certificate of Incorporation.

No director of the Corporation shall be removed from office as a director by vote or other action of stockholders or otherwise unless the director to be removed is physically or mentally disabled or incapacitated to such an extent that such director is unable to perform the duties of a director, or unless the director has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or unless the director to be removed has been adjudged to be liable for misconduct in the performance of such directors duty to the Corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.
NINTH: In the event that it is proposed that this Corporation enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control directly or indirectly five percent (5%) or more of the outstanding shares of the Common Stock of this Corporation, or that this Corporation sell substantially all of its assets or business, the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of stock of this Corporation shall be required for the approval of any such proposal; provided, however, that the foregoing shall not apply to any such merger, consolidation or sale of assets or business which was approved by resolution of the Board of Directors of this Corporation prior to the acquisition of the ownership or control of five percent (5%) of the outstanding shares of this Corporation by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between this Corporation and another corporation fifty percent (50%) or more of the stock of which is owned by this Corporation. For the purposes hereof an “affiliate” is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
TENTH: No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting and the power of stockholders to consent in writing to the taking of any action is specifically denied.
ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
TWELFTH: The provisions set forth in Articles EIGHTH, NINTH, TENTH and here in Article TWELFTH, may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of stock of this Corporation. Except as expressly provided in the preceding sentence, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
4. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
5. That the capital of said Corporation will not be reduced under or by reason of any amendment in this amended and restated Certificate of Incorporation.

IN WITNESS WHEREOF, said CHESAPEAKE UTILITIES CORPORATION has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Michael P. McMasters, President and attested by Beth W. Cooper, its Corporate Secretary, this 22nd day of July, 2010.

Chesapeake Utilities Corporation
By:	/s/ Michael P. McMasters
President
(Corporate Seal)
Attest:

By:	/s/ Beth W. Cooper, Corporate Secretary

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